Exhibit 10.74.7

OPERATING AGREEMENT

between

SOUTH TEXAS DETENTION COMPLEX LOCAL DEVELOPMENT CORPORATION,

as Owner

and

CORRECTIONAL SERVICES CORPORATION,

as Operator

Dated as of August 1, 2004

OPERATING AGREEMENT

THIS OPERATING AGREEMENT, was duly executed as of the 1st day of August, 2004, by and between SOUTH TEXAS DETENTION COMPLEX LOCAL DEVELOPMENT CORPORATION (the “Owner”), a non-profit, local government corporation formed by Frio County, Texas (the “County”), and CORRECTIONAL SERVICES CORPORATION, a Delaware corporation having its principal place of business in Sarasota, Florida (“Operator”).

Witnesseth:

WHEREAS, the former United States Immigration and Naturalization Service (the functions of which have been transferred to the United States Department of Homeland Security, Customs and Immigration Enforcement (hereafter referred to as “ICE”)) has awarded to the Operator Contract No. ACD-4-C-001 (the “ICE Contract”) to provide for the temporary housing, safekeeping, transportation and stationary guard services for up to 1,020 adult and juvenile detainees in ICE’s custody; and

WHEREAS, the County has formed the Owner for the purposes of acquiring that certain parcel of real estate (the “Land”), outlined on the site plan attached as Exhibit A hereto and made a part hereof (the “Site Plan”), and has retained the Operator, in its capacity as “Developer,” pursuant to the Design and Development Agreement dated of even date herewith, by and between Owner and Operator (the “Development Agreement”), to cause a detention complex to be designed, developed, constructed and equipped on the Land as required in the ICE Contract (such detention complex and the site thereof being referred to hereinafter as the “Complex”); and

WHEREAS, pursuant to Subchapter F of Chapter 351 of the Texas Local Government Code and an agreement between the Operator and Frio County, Texas, Owner will own the proposed Complex and the site thereof; and

WHEREAS, Owner has financed the costs of the design, construction, equipping and development of the Complex with the proceeds of the Owner’s Taxable Revenue Bonds, Series 2004 (the “Bonds”) issued pursuant to that certain Indenture of Trust between the Issuer and U.S. Bank National Association, as Trustee, dated of even date herewith (the “Indenture”); and

WHEREAS, timely payment of scheduled principal and interest on the Bonds are insured by MBIA Insurance Corporation (the “Bond Insurer”); and

WHEREAS, under the Indenture, Owner is obligated to pay the principal of and premium, if any, and interest on the Bonds and to cause Revenues (as defined in the Indenture) to be paid to the Trustee for deposit, administration and disbursement under the terms of the Indenture; and

WHEREAS, pursuant to Subchapter F of Chapter 351 of the Texas Local Government Code, Owner further desires to provide the Operator with the exclusive right to operate the Complex in accordance with the terms and conditions set forth herein; and

WHEREAS, in consideration for the exclusive right to operate the Complex during the term hereof and in consideration for the Owner’s agreement to undertake the acquisition of the site for the Complex and the financing for the design, development and construction of the Complex and the site thereof, Operator has agreed to pledge and assign irrevocably all of the Facility Revenues (as defined in the Indenture) derived by the Operator from the Complex to the Trustee for the benefit of the Owner and the Bond Insurer as security for the Bonds and the Reimbursement Obligations;

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the mutual covenants contained herein, the Owner and the Operator hereby agree as follows:

1. Common Understandings.

Operator and the Owner both acknowledge and agree to the following as of the date of this Agreement:

(a) During the entire term of this Agreement, the Operator shall have the sole and exclusive right to use, occupy, operate and manage the Complex. The Operator shall manage, supervise and operate the Complex for the Owner, and receive, supervise and care for each inmate or detainee that is assigned to the Complex by ICE pursuant to the ICE Contract or by any other jurisdiction or agency pursuant to any agreement entered into by the Operator or by the Owner in accordance with Section 1(i) of this Agreement for the ongoing placement of inmates or detainees in the Complex or for the placement of identified inmates or detainees in the Complex. (For purposes of this Agreement, each contract entered into by the Operator or the Owner with any jurisdiction or agency other than ICE for the ongoing placement of inmates or detainees in the Complex or for placement of identified inmates or detainees in the Complex, if any, is referred to hereinafter as an “Agency Contract.”)

(b) For so long as any Bonds remain Outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, neither the Owner nor the Operator shall enter into any Agency Contract without the prior written approval of the Bond Insurer.

(c) For so long as the ICE Contract shall remain in effect, this Agreement and the rights and obligations of the parties hereunder shall be subject to the terms, provisions and conditions of the ICE Contract, a true and correct copy of which is attached hereto and made a part hereof for all intents and purposes, and all amendments or renewals thereof. In the event of a conflict between the terms of the ICE Contract and the terms hereof, the terms of the ICE Contract shall prevail.

(d) For so long as the ICE Contract shall remain in effect, the Complex shall be operated by the Operator in accordance with the requirements of the ICE Contract.

(e) For so long as the ICE Contract shall remain in effect, Operator shall maintain in full force and effect any licenses, certifications or permits required for the operation of the Complex as required by the ICE Contract, and, in all cases, as required by applicable law and by any Agency Contract.

(f) The Operator shall have the authority and responsibility to make contracts and leases in its own name for the procurement of services, equipment and supplies necessary for operation of the Complex, subject to any limitations set forth in the ICE Contract or any other Agency Contract, provided that the terms thereof provide for termination automatically or upon notice from the Operator in the event that this Agreement terminates.

(g) The Operator shall have considerable discretion in the exercise of its responsibilities under this Agreement in order to operate and manage the Complex. Subject to the limitations expressly set forth in this Agreement or applicable by law, Operator shall be entitled to fulfill its obligations hereunder in the manner that it determines is appropriate or necessary within the policies established by ICE and in a manner consistent with the ICE Contract or any other Agency Contract.

(h) The Operator shall be solely responsible for the establishment of, and shall establish, policies and procedures for the Complex in a manner consistent with the policies of ICE and consistent with the terms of the ICE Contract or any other Agency Contract.

(i) The initial and principal purpose of this Agreement is to enable the Operator to provide the services required under the ICE Contract; however, the Owner and the Operator agree that it shall be to their mutual benefit to maintain the population of the Complex at or near its full capacity throughout the term of this Agreement and to limit potential vacancies in the Complex. Therefore, if (a) at any time during the term of this Agreement, ICE shall elect not to extend the ICE Contract and/or discontinue its utilization of the Complex, or (b) ICE shall not utilize the full capacity of the Complex, then the Owner and the Operator shall cooperate and work together to locate and obtain additional or alternative sources of referrals to the Complex. Consistent therewith, the Owner agrees to process and review promptly and diligently any and all joint powers, interlocal or intergovernmental agreements presented by the Operator to the Owner for this purpose, and, subject to the prior approval of the Bond Insurer if any Bonds remain Outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, shall enter into any and all intergovernmental agreements presented by the Operator to the Owner, for the use of the Complex by any agency of the United States Government provided that the same are consistent with the terms of and the purposes of this Agreement. The Owner specifically reserves the right, however, in all circumstances to approve or reject, in the exercise of its reasonable discretion, any joint powers, interlocal or intergovernmental agreements for the placement of inmates or detainees in the Complex by any agency, jurisdiction or subdivision of the State of Texas, any other state or any foreign government. Following the execution of any joint powers, interlocal or intergovernmental agreements by the Owner, all offenders who shall be the subject of the agreement shall be placed in the Complex to the extent that space is available in the Complex.

(h) Capitalized terms used herein without further definition shall have the meanings assigned to such terms in the Indenture.

2. Utilization; Management Services.

The Operator will utilize, manage and operate the Complex solely as a correctional facility and in a manner consistent with the purposes and powers of the Owner, as set forth in Owner’s initial Articles of Incorporation, and otherwise in accordance with terms of this Agreement and applicable law, any Agency Contract, and, for so long as the ICE Contract remains in effect, the ICE Contract (the “Applicable Standards”); it being understood, however, that, in accordance with the ICE Contract, the United States Public Health Service shall be responsible for providing medical and healthcare services for ICE detainees in the Complex and that the Operator shall not have the right to control the delivery of medical or healthcare services for ICE detainees at the Complex or to ensure compliance by the Public Health Service with NCCHC Standards for Health Services in Jails, and that the Operator shall not be deemed to be in breach or default of this Agreement as a result of any failure on the part of the Public Health Service to comply with those standards at the Complex. The Operator shall not create or permit the Complex to be a public or private nuisance or use or allow the use of the Complex in any unlawful manner. In the event of any conflict between or amongst the Applicable Standards, the higher or more stringent standard shall prevail.

Without limiting the generality of the foregoing, Operator shall provide or ensure the provision of the following services in connection with the Complex and its operations:

(a) Business administration, including budgeting, financial and other record keeping, audits, and regulatory compliance;

(b) Acquisition of instructional materials, equipment, and supplies;

(c) All maintenance (including cleaning services), repair, replacement and renewal of Complex capital improvements, structures, furniture, fixtures, facilities and equipment, including, but not limited to, developing and implementing a preventive and routine maintenance plan and the keeping of adequate maintenance records;

(d) Management of Complex affairs, including implementation of policies affecting prisoner welfare and safety, and visitor relations,

(e) Food service required by the ICE Contract or any other Agency Contract;

(f) Transportation services required by the ICE Contract or any other Agency Contract;

(g) Guard services required by the ICE Contract or any other Agency Contract;

(h) Staff training required by the ICE Contract or any other Agency Contract;

(i) Recreation and other program services required by the ICE Contract or any other Agency Contract;

(j) Other special detainee services required by the ICE Contract or any other Agency Contract;

(k) Conduct of grievance procedures and due process hearings required by law; and

(l) All other services required to be provided by Operator in the ICE Contract or any other Agency Contract or the Corporation Documents.

The parties further acknowledge and agree that, as provided in Section 511.0094 of Chapter 511 of the Texas Government Code, so long as the Complex is used to house only federal inmates pursuant to the ICE Contract, the Operator shall not be required to comply with the standards adopted by the Texas Commission on Jail Standards in operating and managing the Complex, notwithstanding Section 351.103(1) of Subchapter F of Chapter 351 of the Texas Local Government Code, but shall otherwise comply with Section 511.0094 of Chapter 511 of the Texas Government Code. If, and to the extent that, inmates or detainees in the custody of the State of Texas or any other state or jurisdiction shall ever be housed in the Complex during the term of this Agreement, then the Operator shall comply with the minimum standards adopted by the Texas Commission on Jail Standards in operating and managing the Complex and shall obtain and retain during the term of this Agreement a certification of compliance from the Texas Commission on Jail Standards.

3. Term.

(a) The terms and conditions of this Agreement and the obligations and duties of the parties hereunder shall become effective upon the date of Substantial Completion of the Complex in accordance with the terms of the Development Agreement (the “Service Commencement Date”). This Agreement shall then remain in effect continuously thereafter for twenty (20) years after such date or until the earlier termination of this Agreement (that entire period being referred to herein as the “initial term”). The term of this Agreement shall be renewed for additional terms beyond the initial term without further action by any of the parties if, and to the extent that, ICE elects to renew and extend the ICE Contract beyond the initial term, for additional periods of time co-terminus with any such extension.

(b) The Operator agrees to use commercially reasonable efforts to request from the ICE, and pursue in good faith, renewal(s) or extension(s) of the ICE Contract for additional periods beyond the base term of the ICE Contract, and to use commercially reasonable efforts to request from ICE, and pursue in good faith, either an extension of the ICE Contract for a period of at least ten (10) years following the expiration of all option periods contained in the ICE Contract or a new contract from ICE, having at least a 10-year term, to commence upon the expiration of all option periods contained in the ICE Contract, in each case on terms no less favorable to Operator than the current ICE Contract. For so long as the Bond Insurer continues to provide insurance with respect to the payment of principal and interest on the Bonds or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Contract, no later than each anniversary of the commencement of the term of this Agreement, the Operator will submit a written strategy to the Bond Insurer to obtain an extension of the ICE Contract on terms no less favorable to Operator than the current ICE Contract.

4. Facility Revenues.

(a) For so long as any Bonds remain Outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, any and all Facility Revenues derived by the Operator from the operation and management of the Complex, including, without limitation, (1) any and all amounts due or to become due to the Operator from ICE as a result of performance of the ICE Contract and any and all amounts now or hereafter due pursuant to any extensions, modifications, renewals or substitutions for that contract, and (2) any and all amounts due or to become due to the Operator under any contract or agreement hereafter entered into by Operator for the housing of prisoners or detainees at the Complex and any extensions, modifications, renewals or substitutions of such contracts or agreements, shall be paid to and deposited with the Trustee to be deposited in the “Revenue Fund” established under the Indenture, as and when received, including those covered by the Assignment of Claims by and between Operator and Trustee, and shall be administered and disbursed by the Trustee as provided in the Indenture.

(b) In light of the foregoing, the Operator hereby acknowledges that, so long as the any of the Bonds remain Outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Contract, it shall be entitled to reimbursement for Operating Costs incurred by the Operator and otherwise to receive distributions and disbursements from Facility Revenues only in accordance with the terms of the Indenture, and that disbursements to the Operator may by suspended in accordance with the Indenture upon the occurrence of the Trapping Events. Furthermore, for so long as the any of the Bonds remain Outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Contract, if the Rate Covenant shall not be satisfied, the Operator shall provide the Trustee and the Bond Insurer, within 30 days after the end of any Facility Revenue Collection Period in which the Rate Covenant has not been met, a written review of Facility Revenues and Operating Costs and a written plan to meet the Rate Covenant.

(c) Notwithstanding the foregoing or any other provision of this Operating Agreement, in the event the amount of Facility Revenues is reduced because of any offset or reduction by ICE, and the amount of such offset or reduction causes the amount of Facility Revenues received by the Trustee during such Facility Revenue Collection Period to be less than 1.25 times the amounts required to be disbursed by the Trustee pursuant to clauses FIRST through EIGHTH of Section 5.04 of the Indenture, the Operator shall, from its own funds, pay to the Trustee for administration in accordance with the Indenture, an amount necessary to make the amount of Facility Revenues received by the Trustee during such Facility Revenue Collection Period equal to 1.25 times the amounts required to be disbursed by the Trustee pursuant to clauses FIRST through EIGHTH of Section 5.04 of the Indenture. In any event, the Operator shall notify the Bond Insurer of any offset or reduction of payments under the ICE Contract.

5. Operating Costs and Expenses.

(a) As between the Owner and the Operator, the Operator shall be solely responsible for all Operating Costs of the Complex, and, subject to the terms and conditions of the Indenture, so long as the any of the Bonds remain Outstanding under the Indenture or any Reimbursement

Obligations remain unpaid under the Indenture or the Insurance Contract, the Operator shall be entitled to reimbursement for Operating Costs from the Revenue Fund established under the Indenture and to requisition Operating Costs from the Operating Reserve Fund and the Supplemental Reserve Fund established under the Indenture in accordance with the terms of the Indenture. The Owner shall have no obligation, responsibility or liability for any Operating Costs associated with the Complex. All contracts or leases entered into by the Operator for the procurement of services, equipment and supplies necessary for operation of the Complex shall be in the name of the Operator. The Operator shall pay or cause to be paid the Operating Costs of the Complex from available Facility Revenues. To the extent not paid from the Revenue Fund established under the Indenture, or otherwise in accordance with the Indenture, the Operator also will pay all reasonable expenses incurred by the Owner, provided that the same have been approved in advance by the Operator, or the Trustee in connection with the Project. For so long as any Bonds remain Outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, the Operator shall provide the Bond Insurer with copies of all requisitions submitted to the Trustee for Operating Costs.

(b) Notwithstanding the foregoing, pursuant to the Indenture, for so long as any Bonds remain Outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, the Trustee shall pay from the Insurance and Property Taxes Fund established under the Indenture the costs of the property and casualty insurance required to be maintained by the Operator pursuant to Section 13(b) of this Agreement and all taxes coming due on the Complex and the site thereof and/or payments in lieu of taxes agreed to in writing by the Operator, and such payments shall be a credit against the obligation of the Operator to pay such amounts as part of the Operating Costs.

(c) Pursuant to the provisions of the Indenture, if, and to the extent that, Facility Revenues otherwise available to the Operator under the Indenture for the payment of Operating Costs shall be insufficient to enable the Operator to pay such Operating Costs, the Operator shall have the ability to requisition amounts on deposit in the Operating Reserve Fund for the sole purpose of paying the Operating Costs of the Complex. If, and to the extent that, the balance in the Operating Reserve Fund shall ever be less than Operating Reserve Requirement, the Trustee shall use Facility Revenues thereafter derived from the Complex to make deposits into the Operating Reserve Fund in accordance with the provisions of Section 5.04 of the Indenture until the balance on hand therein is at least equal to Operating Reserve Requirement. In accordance with the terms of the Indenture, the Trustee shall replenish any such shortfall in the Operating Reserve Fund by making substantially equivalent, monthly deposits to the Operating Reserve Fund from Facility Revenues over (a) a twelve (12) month period if such deficiency results from a withdrawal of funds by the Operator, or (b) over a four-month period if such deficiency results from calculation of the value of investments on deposit in the Operating Reserve Fund.

(c) The Operator shall provide the Trustee and the Bond Insurer an annual budget for Operating Costs each year prior to the anniversary date of this Agreement.

6. Security Interest.

In order to secure the payment and performance of all of its obligations under this Agreement, but only for so long as any Bonds remain Outstanding under the Indenture or any

Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, Operator hereby assigns, pledges as collateral and grants to the Owner, the Bond Insurer and the Trustee a security interest in (1) all of the right, title and interest of the Operator in and to the Facility Revenues and substitutions therefore and the proceeds thereof; (2) all of the right, title and interest of the Operator in and to the proceeds of any insurance maintained by the Operator with respect to the Complex; (3) all of the right, title and interest of the Operator in and to the proceeds of any condemnation awards payable to the Operator with respect to the Complex, together with the proceeds thereof; and (4) if a court of competent jurisdiction shall determine that the Operator has any legal or equitable interest in any of the amounts on deposit from time to time in the funds and accounts established under the Indenture, which would be considered the property of the Operator, all of the right, title and interest of the Operator in and to all amounts on deposit from time to time in the funds and accounts established under the Indenture (collectively, the “Collateral”); it being understood and agreed that the Operator specifically disclaims any and all legal and equitable interests whatsoever in the “Bond Fund,” the “Costs of Issuance Fund,” the “Debt Service Reserve Fund” and the “Insurance and Property Tax Fund” created under the Indenture, and specifically disclaims any and all legal and equitable interests in the “Project Fund,” “Operating Reserve Fund,” “Major Maintenance Reserve Fund,” and the “Revenue Fund,” except for the Operator’s rights to receive and demand payments from such funds in accordance with the terms hereof and the terms of the Indenture. In the event of any default hereunder, for so long as any Bonds remain outstanding under the Indenture, Owner and Trustee shall have, in addition to any other rights permitted by law, all of the rights of a secured party under the Texas version of the Uniform Commercial Code to the extent applicable hereto. Operator authorizes Owner and Trustee to file any financing statements or further assurances as may be required in order to perfect the security interest granted under this Section. The foregoing pledge, assignment and security interest shall become null and void upon the defeasance of, or the payment in full of all principal and interest due on, the Bonds issued pursuant to the Indenture and the payment in full of all Reimbursement Obligations. Upon defeasance of, or the payment in full of all principal and interest due on, the Bonds issued pursuant to the Indenture and all Reimbursement Obligations, Owner shall execute and deliver to the Operator, and cause the Trustee to execute and deliver to Operator, any termination statements, lien release(s) or similar documents or instruments reasonably requested by the Operator in order to evidence the release of the foregoing lien on and security interest in the Collateral.

7. Personnel.

(a) Except as otherwise required by law or as provided in the ICE Contract, all personnel engaged to operate the Complex shall be employed or otherwise contracted for by Operator. Such personnel shall include, without limitation, front-line and supervisory correctional or detention officers, administrators, and facilities maintenance staff. Except as provided in the ICE Contract, Operator shall pay all personnel costs, including but not limited to compensation, employment taxes, worker’s compensation and employee benefits, for employees employed by Operator at the Complex. For so long as the ICE Contract shall remain in effect, Operator shall pay and provide to all personnel employed by the Operator at the Complex compensation and fringe benefits not less than as required by the McNamara-O’Hara Service Contract Act and the applicable determinations and regulations of the United States Department of Labor, but, in all events, shall provide health care benefits for employees employed by the Operator at the Complex comparable to or in excess of the health care benefits provided to employees of Frio County, Texas.

(b) Personnel employed by Operator at the Complex who are issued firearms shall be trained in accordance with the standards of ICE and must comply with applicable laws, rules, and regulations of ICE and the State of Texas. Each employee shall be recruited and hired by the Operator in accordance with the requirements set forth in the ICE Contract. Subject to any limitations imposed by the ICE Contract or by applicable law, Operator shall make all decisions regarding hiring, compensation, termination of employment, assignments, and discipline of such personnel in its sole discretion.

(c) The Operator will make accommodations for, cooperate with and provide all assistance to ICE personnel at the Complex as shall be required by the ICE Contract. The Owner and the Operator will accommodate and work with ICE personnel at the Complex in accordance with the ICE Contract.

8. Monitoring by the Sheriff.

As required by Section 351.103(2) of Subchapter F of Chapter 351 of the Local Government Code of the State of Texas, the Sheriff of Frio County shall have the right and obligation to monitor the performance by the Operator of its obligations under this Agreement on behalf of the County and the Owner. To that end, the Sheriff shall be entitled to conduct on-site inspections of the Complex throughout the term of this Agreement, upon reasonable advance notice to the Operator, and shall be free to interview staff and inmates. Operator and its employees shall cooperate fully with such inspections. It is expressly understood, however, that the Sheriff’s duties and authority hereunder shall be limited solely to monitoring the Operator’s performance of its obligations hereunder on behalf of the County and the Owner, and that the Sheriff shall have no right or authority whatsoever to establish any policies or procedures with respect to the Complex, give the Operator any direction or instruction with respect to the day-to-day operation and management of the Complex or otherwise interfere with the day-to-day operation and management of the Complex. In this regard, the Sheriff shall have no authority whatsoever to make any determination as to whether the Operator is operating the Complex in compliance with the ICE Contract; such authority being reserved solely to ICE. The Operator shall have the sole discretion and authority to determine the manner in which the Complex shall be operated, provided that the same is done in accordance with the ICE Contract and the terms of this Agreement and appropriate representatives of ICE shall have the sole authority to determine whether the Operator is operating the Complex in compliance with the ICE Contract.

9. Accreditation.

The Operator agrees to obtain and maintain ACA accreditation and NCCHC accreditation of the Complex within the time frames set forth in the ICE Contract; provided, however, that, in light of the fact that, in accordance with the ICE Contract, the United States Public Health Service shall be responsible for providing medical and healthcare services for ICE detainees in the Complex and that the Operator shall not have the right to control the delivery of medical or healthcare services for ICE detainees at the Complex or to ensure compliance by the Public Health Service with ACA health care standards or NCCHC Standards for Health Services in

Jails, the Operator shall not be deemed to be in breach or default of this Agreement if it shall be unable to obtain ACA or NCCHC accreditation due to any failure on the part of the Public Health Service to comply with those standards at the Complex.

10. Equipment and Supplies.

The Owner shall provide to Operator and make available for Operator’s use in connection with the operation and management of the Complex during the entire term of this Agreement all of the items of furniture, fixtures and equipment purchased by or on behalf of the Owner pursuant to the Development Agreement or otherwise. All furniture, fixtures and equipment provided by the Owner to Operator hereunder shall be and remain the property of the Owner. The Operator shall be responsible, at its expense, to provide all replacements to the furniture, fixtures and equipment provided by the Owner hereunder and any supplies and additional or other equipment, furniture and fixtures necessary for the continued operation of the Complex, except for equipment, furniture and fixtures provided by the ICE, the US Public Health Service or any other agency utilizing the Complex. Any additional or replacement equipment, furniture, or fixtures provided by Operator and not permanently affixed to or incorporated into the Complex shall be and remain the property of the Operator. The Operator further acknowledges that, all other things being equal, the Owner desires to support and utilize local service providers and suppliers in projects it is associated with in accordance with state and federal law and that goods and services necessary for the operation of the Complex be obtained or procured from sources within the local community. Accordingly, to the extent consistent with operating efficiencies, the Operator shall use its good faith efforts to purchase services, furniture, fixtures, equipment, supplies and materials necessary for the operation of the Complex from the local community, provided that the same are available at competitive prices, and to undertake an outreach program designed to ensure that local suppliers of goods and services are informed of the opportunities available to them and are encouraged to submit competitive proposals for the procurement by the Operator of services, furniture, fixtures, equipment, supplies and materials.

11. Intellectual Property.

As between Operator and the Owner, all rights of any nature, including, without limitation, any copyrights and any trademark or service mark rights (together with any goodwill appurtenant thereto) in and to administrative materials created by Operator, and all rights in and to materials created, adapted or modified by Operator for use in connection with the Complex, shall be owned exclusively by Operator.

12. Assumption of Liability and Indemnification.

THE OPERATOR HEREBY ASSUMES RESPONSIBILITY AND LIABILITY FOR ALL CLAIMS ARISING OUT OF THE PERFORMANCE BY THE OPERATOR OF ITS OBLIGATIONS AND DUTIES UNDER THIS AGREEMENT, INCLUDING CLAIMS ALLEGING VIOLATIONS OF CIVIL RIGHTS, AND DOES HEREBY AGREE TO DEFEND, HOLD HARMLESS AND INDEMNIFY THE COUNTY, THE OWNER, THE TRUSTEE, THE BOND INSURER AND THE DIRECTORS, OFFICERS AND EMPLOYEES OF EACH OF THEM (HEREAFTER REFERRED TO AS THE “INDEMNIFIED PARTIES”), FROM AND AGAINST:

(A) ANY AND ALL CLAIMS ARISING OUT OF (I) THE PERFORMANCE BY THE OPERATOR OF ITS OBLIGATIONS AND DUTIES UNDER THIS AGREEMENT; (II) A BREACH OR DEFAULT ON THE PART OF THE OPERATOR IN THE PERFORMANCE OF THIS AGREEMENT, THE ICE CONTRACT OR ANY AGENCY CONTRACT; (III) ANY SERVICES RENDERED BY OPERATOR, OR BY ANY PERSON OR FIRM PERFORMING OR SUPPLYING SERVICES, MATERIALS OR SUPPLIES IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT; (IV) ANY BODILY INJURY, PROPERTY DAMAGE OR DEATH ATTRIBUTABLE TO THE ACTS OR OMISSIONS OF OPERATOR, OR ITS SUBCONTRACTORS, OFFICERS, AGENTS, OR EMPLOYEES IN THE PERFORMANCE OF THIS AGREEMENT; AND (V) ANY FAILURE BY OPERATOR, OR ITS SUBCONTRACTORS, OFFICERS, DIRECTORS, AGENTS, OR EMPLOYEES, TO OBSERVE THE CONSTITUTION, LAWS, REGULATIONS, ORDINANCES OR ORDERS OF THE UNITED STATES OR ICE; AND

(B) ANY AND ALL COSTS, EXPENSES, INCLUDING REASONABLE ATTORNEYS’ FEES, AND LIABILITIES INCURRED IN OR ABOUT SUCH CLAIM, ACTION, OR PROCEEDING BROUGHT THEREON.

provided however, that, except as provided in the foregoing clause (b), in no event shall the Operator be liable to the County or the Owner for any special, consequential or incidental damages; provided further, that, without in any way limiting any express obligations of the Operator hereunder or under any other documents, including any Corporation Documents to which Operator is a party, in no event shall the foregoing indemnity obligation of the Operator be construed as creating any liability whatsoever on the part of the Operator to pay or become liable for, whether directly or indirectly, as part of any Indemnified Party’s damage calculations or otherwise, any of the principal or interest obligations on the Bonds, any Reimbursement Obligations or any other debt service requirements under the Indenture.

The foregoing indemnification obligation shall not be applicable to any claim, injury, death or damage to property arising out of any act or omission on the part of any of the Indemnified Parties or independent contractors (other than Operator) who are directly responsible to the Owner. Further said indemnification will not be applicable to any events, circumstances, or occurrences that occur at the Complex after the expiration of this Agreement.

In case any action or proceeding is brought against the Indemnified Parties by reason of any above listed claim, the Indemnified Party against whom any such action or proceeding shall provide Operator with notice of the same within thirty (30) days of receipt of same. Operator shall have the right to assume the defense of any such action or proceeding, and, upon request, shall defend against such action. Neither the Operator nor the Owner will enter into any settlement with respect to any claim without first obtaining approval of the other party.

13. Insurance.

(a) During the term of this Agreement, Operator shall maintain an adequate plan of insurance designed to protect the Operator, the County and the Owner against all claims arising from the performance of services by Operator hereunder, including claims alleging violations of civil rights, and to protect the Operator from actions by a third party against Operator, its officers, guards, employees and agents arising from the performance of services under this Agreement. To that end, the Operator shall obtain and maintain in force during the term of this Agreement, beginning not later than the Service Commencement Date and thereafter,, at least the following insurance coverage:

(i) For so long as the ICE Contract shall remain in effect, Operator will purchase and maintain, and cause its subcontractors to purchase and maintain, throughout the term of this Agreement, all insurance coverage required by the ICE Contract;

(ii) Operator will purchase and maintain, and cause its subcontractors to purchase and maintain, throughout the term of this Agreement, all insurance coverage required by any Agency Contract;

(iii) Notwithstanding the ICE Contract or any Agency Contract requirements, during the entire term of this Agreement, Operator will purchase and maintain with well-rated insurers (rated at least “A” by Best or in the two highest rating categories of Moody’s and Standard & Poors) licensed or admitted to underwrite such insurance in the State of Texas at least the following insurance coverage:

(1) commercial general liability insurance in the customary form, having limits of liability of not less than $3,000,000 per occurrence for bodily injuries or death and not less than $500,000 per occurrence for property damage and $5,000,000 in the aggregate during any annual policy period;

(2) insurance against claims alleging the violation of the civil rights of detainees or inmates housed in the Complex (which coverage may be maintained by the Operator as part of the general liability insurance to be maintained by the Operator);

(3) worker’s compensation and/or employer’s liability insurance (or its approved and authorized equivalent) in at least the statutorily required amounts; and

(4) automobile liability insurance in customary form, having limits of liability of not less than $3,000,000 per occurrence for bodily injuries or death and not less than $1,000,000 per occurrence for property damage and $5,000,000 in the aggregate during any annual policy period.

(b) Beginning not later than the Service Commencement Date, and thereafter at all times during the term of this Agreement, Operator also shall maintain property and casualty insurance insuring the value of the Complex at 100% replacement cost, on an all-risk policy form, which shall include business interruption coverage sufficient to provide for the debt service obligations under the Bonds (including soft costs) for a period of not less than two years, with a waiting period of no more than 30 days or a deductible of not more than $250,000, and which, without limitation, shall insure against the perils of fire and extended coverage and physical loss or damage, including, without duplication of coverage, subsidence and land movement, theft, vandalism, malicious mischief and collapse. Operator may maintain such coverage under a blanket policy of property and casualty insurance covering the Complex as well as other facilities owned or operated by the Operator, provided that full payment of insurance proceeds up to the required policy dollar limit in connection with damage to the Complex shall, under no circumstances, be contingent on the degree of damage sustained at other facilities operated by the Operator. The policy must explicitly waive any co-insurance penalty. The policy shall be endorsed to provide that the Trustee shall be named as a beneficiary of and the “loss payee” with respect to any property and casualty proceeds and business interruption proceeds payable thereunder with respect to the Complex, with the exception of (i) any proceeds payable thereunder to the officers or employees of the Operator for the loss of personal effects and (ii) any business interruption proceeds payable thereunder to the Operator for loss of profits or for reimbursement of operating expenses. Any payments made to the Trustee under the business interruption coverage of the policy shall be in the Business Interruption Proceeds Fund.

(c) Self-insurance shall permitted only with the prior written consent of the Bond Insurer in accordance with conditions specified by the Bond Insurer; it being understood and accepted by the Bond Insurer that the Operator (a) maintains, and shall be permitted to maintain, a $100,000 per occurrence self-insured retention under its existing general liability and civil rights liability insurance program; (b) shall be permitted to increase its self-insured retention per occurrence under its general liability and civil rights liability insurance program to not more than $250,000 per occurrence, without the consent of the Bond Insurer, if the Operator reasonably deems such increase necessary in order to obtain or maintain such insurance coverage or in order to maintain the affordability of such coverage; and (c) is “self-insured” for a portion of claims covered under its existing worker’s compensation program, subject to a “stop-loss” on such claims and shall be permitted to maintain coverage on this basis during the term of this Agreement and to increase the amounts of its self-insurance or stop-loss thereunder if the Operator reasonably deems such increase necessary in order to obtain or maintain such insurance coverage or in order to maintain the affordability of such coverage.

(d) The cost of all such insurance will be paid by the Operator as an Operating Cost; provided however, that, as provided in Section 5(b) above and in the Indenture, for the purpose of assuring that funds are available for the purchase of the insurance required to be maintained by the Operator under Section 13(b) above, for so long as any Bonds remain outstanding under the Indenture or any Reimbursement Obligations remain unpaid, the Trustee shall pay for the costs of such insurance from the Insurance and Property Taxes Fund established under the Indenture to the extent required by and in accordance with the terms of the Indenture; and the Trustee shall pay the costs of such insurance, as well as taxes or payments in lieu of taxes coming due on the Complex and the site thereof, from the Insurance and Property Taxes Fund, and such payments shall be a credit against the obligation of the Operator to pay such amounts under this Agreement. For so long as any Bonds remain outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, to the extent that the amount on deposit in the Insurance and Property Tax Fund is insufficient to purchase such insurance, the Operator shall immediately pay the amount of such deficiency to the Trustee or, at the Operator’s expense, the Trustee shall immediately procure such insurance directly; and the Operator shall be responsible for replenishing the Insurance and Property Taxes Fund to the extent required under the terms of the Indenture.

(e) Operator will provide evidence satisfactory to the Owner, the Bond Insurer and the Trustee of such insurance, including without limitation, a certificate of insurance or a copy of such insurance policy. Each policy of insurance shall provide that it shall not be cancelled without at least 30 days’ prior written notice to Owner, the Trustee and the Bond Insurer. In particular, insurance certificates evidencing the property and casualty coverage provided for the Complex in accordance with Section 13(b) of this Agreement (whether or not provided under a master policy) must be provided to the Bond Insurer prior to the Service Commencement Date and annually thereafter to the Bond Insurer’s Insured Portfolio Management Department. Original copies of all insurance policies must be delivered annually to the Bond Insurer’s Insured Portfolio Management Department within 30 days of purchase or renewal.

(f) The Owner and, for so long as any Bonds remain Outstanding or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, the Trustee and the Bond Insurer, shall be named as an additional insured under all liability insurance policies purchased and maintained by the Operator with the exception of worker’s compensation insurance, and, for so long as any Bonds remain Outstanding or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, the Trustee shall be named as an insured mortgagee and loss payee, as its interests may appear, on all property and casualty insurance policies maintained by the Operator for the Complex.

14. Cooperation.

The Owner agrees to cooperate with Operator and the Trustee at no cost to Owner in filing all forms, notifications, reports and information necessary to obtain all consents, authorizations and approvals required or desirable in connection with this Agreement. The Owner agrees to act promptly in the event of an emergency or in the event that a major decision with respect to any aspect of the Complex must be made immediately.

15. Records and Reports.

(a) Operator shall keep current, complete and accurate books, accounts and records in connection with the operation and management of the Complex. The original records necessary for the operation and management of the Complex shall be the property of the Owner, but shall be in the possession of Operator during the term of this Agreement. Operator, the Owner, the Bond Insurer, the Independent Contract Monitor and the Trustee shall be entitled to inspect and make copies of such records at any time upon reasonable advance notice to the Operator. All books, accounts and records shall be retained in accordance with Operator’s record retention policy, subject to the requirements set forth in the ICE Contract and any legal requirements imposed upon the Owner but only if and to the extent that the Owner notifies the Operator of such requirements.

(b) For so long as any Bonds remain Outstanding or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, on or before, but in no event later than one Business Day after, the date on which the same are required to be filed by the Operator with the Securities and Exchange Commission, the Operator shall send to the Trustee and the Bond Insurer a copy of the audited financial statements of the Operator (with supplemental information regarding the Complex) and on or before, but in no event later than one Business Day after, the date on which the same are required to be filed by the Operator with the Securities and Exchange Commission, the Operator shall send to the Trustee and the Bond Insurer a copy of the unaudited quarterly financial statements of the Operator. In addition, on or before the end of each month, to the extent not submitted with a requisition submitted to the Trustee for Operating Costs, the Operator shall provide the Bond Insurer a copy of the Operator’s internal operating expense reports for the Complex for the immediately preceding month.

(c) For so long as any Bonds remain Outstanding or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, the Trustee and the Bond Insurer shall have the right to receive such additional information pertaining to the Operator or the Complex as it may reasonably request, and the Operator will permit the Trustee and/or the Bond Insurer to discuss the affairs, finances and accounts of the Operator or any information the Trustee or the Bond Insurer may reasonably request regarding the security for the Bonds with appropriate officers of the Operator, and will grant the Trustee and the Bond Insurer access to the Complex and the books and records of the Operator pertaining to the Complex on any business day upon reasonable prior notice.

(d) For so long as any Bonds remain Outstanding or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, the Operator shall provide the Bond Insurer and the Independent Contract Monitor with copies of and/or written notice of the following within the time-frames set forth below:

(i) within two Business Days of submission, copies of all invoices for services rendered by the Operator pursuant to the ICE Contract;

(ii) within two Business Days of receipt, a copy of any notice of default received by the Operator under any of its loan agreements, lines of credit or credit facilities or reimbursement agreements relating thereto;

(iii) within two Business Days of receipt, a copy of any notice of termination received by the Operator from ICE in the event the ICE Contract is the subject of a termination for convenience;

(iv) within two Business Days of receipt, any notice of default, including any show-cause or show-cure notice relating thereto, or any notice of termination, in whole or in part, issued in connection with the ICE Contract;

(v) within two Business Days of receipt, a copy of any report issued in connection with any audit of the Complex or audit of CSC conducted by (A) the Contracting Officer’s Technical Representative (as defined in the ICE Contract), (B) any independent auditor acting at the direction of or pursuant to a contract with ICE, or (C) such other audit of the Complex or the Operator as may be directed by the Contracting Officer (as defined in the ICE Contract);

(vi) within two Business Days of submission, a copy of all documents submitted by the Operator in response to any audit or similar review conducted by any of the parties identified in subclauses (v)(A) through (C) of this Section 15(d) requesting corrective action;

(vii) within two Business Days after receipt, a copy of the notice to proceed issued pursuant to the ICE Contract;

(viii) within two Business Days after submission, evidence satisfactory to the Bond Insurer that the Operator has submitted its formal application for accreditation of the Complex to the ACA within the timeframe specified by the ICE Contract;

(ix) within two Business Days after receipt, evidence satisfactory to the Bond Insurer that the Operator has received ACA accreditation of the Complex within the timeframe specified by the ICE Contract for attainment of such ACA accreditation, and, every three years thereafter, evidence satisfactory to the Bond Insurer of then-current ACA accreditation;

(x) within two Business Days following execution, a copy of any modification or amendment of or to the ICE Contract;

(xi) any successor provider under the ICE Contract approved by ICE, whether as a result of a merger or consolidation of the Operator or otherwise; and

(xii) within two Business Days of receipt, any notice received by the Operator of any reduction of payment or offsets under the ICE Contract.

In addition, the Operator shall provide the Owner with copies of any notices described in the foregoing clauses (iii) and (iv) at the same time they are provided by the Operator to the Bond Insurer.

(e) For so long as any Bonds remain Outstanding, the Operator shall arrange for an audit of the books and financial records of the Owner and shall prepare and provide to the Owner such information pertaining to the Complex and the Operator and other assistance as may be necessary for purposes of enabling the Owner to comply with its (1) continuing disclosure obligations with respect to the Bonds under Rule 15c2-12 promulgated by the Securities and Exchange Commission and (2) obligations under the Continuing Disclosure Certificate attached hereto as Appendix A.

(f) For so long as any Bonds remain Outstanding or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, the Operator shall provide the Bond Insurer with copies of any notices received by the Operator from ICE to the effect that ICE intends to exercise any option to extend the term of the ICE Contract within three (3) Business Days after the receipt by the Operator.

(g) For so long as any Bonds remain Outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, the Operator shall provide the Independent Contract Monitor with such data, financial and other information pertaining to the ICE Contract and the operation of the Complex as may be reasonably requested by the Independent Contract Monitor in order to enable the Independent Contract Monitor to provide reports to the Bond Insurer concerning the status of pre-opening activities of the Operator, the commencement of operations by the Operator at the Complex, the existing and projected detainee population at the Complex, payments made or to be made by ICE under the ICE Contract or by other agencies under any Agency Contract and Operating Costs, and such other data, financial and information as may be reasonably requested by the Bond Insurer or the Independent Contract Monitor in order to enable the Independent Contract Monitor to provide requested reports to the Bond Insurer concerning the Complex and the ICE Contract.

(h) For so long as any Bonds remain Outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, the Operator with shall deliver to the Bond Insurer and the Independent Contract Monitor monthly calculations of the ratio that the Facility Revenues received by the Trustee for each Facility Revenue Collection Period, less the Operating Costs for the same Facility Revenue Collection Period, bears to the amounts required to be disbursed by the Trustee pursuant to clauses FIRST through EIGHTH of Section 5.04 of the Indenture, showing, in particular, whether or not the Rate Covenant was met for the applicable Facility Revenue Collection Period, together with back-up financial information to support such calculations.

16. Confidentiality.

Operator shall maintain all confidential personnel and detainee records in the manner required by law and shall obtain all necessary approvals and consents for access to such records. The Owner agrees to cooperate with and assist Operator in obtaining such approvals and consents.

17. Maintenance and Repairs.

(a) Operator shall maintain the Complex, including the roof, foundation, all outside utilities, the plumbing, electrical and heating/air conditioning systems, including replacement of any components not covered by any existing warranty, and the structural soundness of the Complex in good repair, reasonable wear and tear excepted. Such maintenance includes the duty to repair and/or replace components of any building that may (i) be damaged due to neglect, (ii) have any structural defect, (iii) be physically obsolete, (iv) be functionally obsolete, (v) be required by ICE or under an Agency Contract, (vi) be required by law or change in law, or (vii) otherwise be required to maintain operation of the Complex as a detention facility in accordance with the Applicable Standards.

(b) Operator also shall maintain all interior walls and ceilings of the building and all interior windows, window glass, doors, electrical fixtures, and plumbing fixtures in good repair and condition; paint all interior walls as required, furnish and regularly replace furnace filters consistent with heating/air conditioning systems manufacturer specifications. Operator’s duties shall include all usual janitorial and maintenance service, including sweeping and waxing of floors, vacuuming, trash collection and disposal, the cleaning of windows, dusting, and the replacement of light bulbs or fluorescent tubes in the light fixtures will be the responsibility of Operator. Operator shall maintain all grounds, including but not limited to mowing, trimming, watering of plants and lawn as to maintain a good cosmetic look to the grounds. All maintenance and upkeep required by the Operator shall be made in accordance with the manufacturer’s recommendations. In the event Operator fails to comply with any of the requirements of this Section, the Owner shall have the right, but the Owner shall not have the obligation, to cause repairs or corrections to be made, and any reasonable cost therefore shall be payable as provided in this Section. Operator shall repair any damage caused by its negligence or default hereunder, or the negligence of its invitees, employees or customers, and, upon the termination of this Agreement, shall deliver the Complex to the Owner in good repair and condition, reasonable wear and tear excepted. Operator will periodically fumigate and spray the Complex for insects and rodents, as needed.

(c) For so long as any Bonds remain Outstanding or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, pursuant to the provisions of the Indenture, the Operator shall have the ability to requisition amounts on deposit in the Major Maintenance Reserve Fund for the sole purpose of paying for the costs of the repair and replacement of capital items of the Complex if, and to the extent that, Facility Revenues otherwise available to the Operator under the Indenture for such purpose are insufficient. If, and to the extent that, the balance in the Major Maintenance Reserve Fund shall ever be less than Major Maintenance Reserve Requirement, the Trustee shall use Facility Revenues thereafter derived from the Complex to make deposits into the Major Maintenance Reserve Fund until the balance on hand therein is at least equal to Major Maintenance Reserve Requirement. The Trustee shall replenish any such shortfall in the Major Maintenance Reserve Fund by making substantially equivalent, monthly deposits to the Major Maintenance Reserve Fund over (a) a twelve (12) month period if such deficiency results from a withdrawal of funds by the Operator, or (b) over a four-month period if such deficiency results from calculation of the value of investments on deposit in the Major Maintenance Reserve Fund.

(d) If payment of all principal, interest and premium, if any, on the Bonds is made in accordance with the terms of the Indenture and all Reimbursement Obligations are paid in full such that the liens, estates and security interests granted by and pursuant to the Indenture shall cease as provided in the Indenture, or if the Bonds shall otherwise be defeased in full prior to their stated maturity in accordance with and subject to the terms of the Indenture and all Reimbursement Obligations have been paid in full, and the Operator shall not elect to purchase the Complex pursuant to the PILOT and Option Agreement, then the parties shall establish a “Major Maintenance Reserve Fund” hereunder substantially similar to the “Major Maintenance Reserve Fund” established under the Indenture and the balance, if any, then existing in the “Major Maintenance Reserve Fund” established under the Indenture shall be transferred as provided in the Indenture to the “Major Maintenance Reserve Fund” established hereunder, and thereafter the Operator shall use Facility Revenues thereafter derived from the Complex to make deposits into the Major Maintenance Reserve Fund until the balance on hand therein is at least equal to Major Maintenance Reserve Requirement. The Operator shall replenish any shortfall in the Major Maintenance Reserve Fund by making substantially equivalent, monthly deposits to the Major Maintenance Reserve Fund over (a) a twelve (12) month period if the balance on hand in the Major Maintenance Reserve Fund is less than the Major Maintenance Reserve Requirement at the time that funds are transferred by the Trustee as contemplated by this paragraph or if the shortfall deficiency results from a withdrawal of funds by the Operator, or (b) over a four-month period if such deficiency results from calculation of the value of investments on deposit in the Major Maintenance Reserve Fund. The Operator shall have the right to requisition amounts on deposit in the Major Maintenance Reserve Fund established hereunder for the sole purpose of paying for the costs of the repair and replacement of capital items of the Complex.

(e) Operator’s repair and maintenance obligations shall not be limited to amounts in the Major Maintenance Reserve Fund.

18. Termination.

(a) The Owner shall have the right to terminate this Agreement unilaterally upon (i) the occurrence of an Event of Default by the Operator as defined in Section 19(a) of this Agreement; or (ii) as provided in Sections 20 and 22 of this Agreement; provided however that, for so long as any of the Bonds remain Outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, the Owner may only exercise the rights described in clauses (i) and (ii) of this Section 18(a) with the prior written consent or at the written direction of the Bond Insurer, and shall exercise such right upon the written direction of the Bond Insurer.

(b) For so long as any of the Bonds remain Outstanding or any Reimbursement Obligations remain unpaid, the Operator shall have the right to terminate this Agreement unilaterally only as follows:

(1) upon 60 days’ advance written notice to the Owner, the Trustee and the Bond Insurer in the event that the ICE Contract shall either be terminated, for any reason whatsoever, or if ICE shall fail to renew or extend the ICE Contract, for any reason whatsoever, at the expiration of its then current term; provided however, that a condition precedent to the Operator’s rights to terminate this Agreement pursuant to this clause (2) shall be that the Operator shall have complied with its obligations under Section 22 of this Agreement to the extent applicable; and

(2) the Operator shall have the right to terminate this Agreement unilaterally at any time, with or without cause, upon delivering to the Owner, the Trustee and the Bond Insurer written notice of its intention to terminate this Agreement at least 180 days in advance of the date on which the Operator desires to terminate this Agreement;

provided however, that a condition precedent to the Operator’s rights to terminate this agreement pursuant to the foregoing clauses (1) or (2) shall be that the Operator shall have used its best efforts in good faith to identify to the Owner, the Bond Insurer and the Trustee a successor operator for the Complex acceptable to ICE and reasonably acceptable to the Trustee and the Bond Insurer; and provided further that, if the ICE Contract or any substitute or replacement for the ICE Contract is then in place, this Agreement will not terminate pursuant to the Operator’s notice given under clauses (1) or (2), unless and until a successor operator approved by ICE and the Bond Insurer has undertaken management and operation responsibility for the Complex; it being understood that the approval ICE shall be required only if the ICE Contract or any or replacement for the ICE Contract is then in place and shall not be required if the ICE Contract or any or replacement for the ICE Contract is not in place.

(c) This Agreement shall terminate automatically, without the need for further action or deed on the part of either the Owner or the Operator, if the Operator shall acquire the Complex from the Owner pursuant to the exercise by the Operator of its option to purchase the Complex as provided for in the PILOT and Option Agreement, such termination to be effective simultaneously with the conveyance by the Owner to the Operator of the real and personal property described therein.

(d) If payment of all principal, interest and premium, if any, on the Bonds is made in accordance with the terms of the Indenture and all Reimbursement Obligations are paid in full such that the liens, estates and security interests granted by and pursuant to the Indenture shall cease as provided in the Indenture, or if the Bonds shall otherwise be defeased in full prior to their stated maturity in accordance with and subject to the terms of the Indenture and all Reimbursement Obligations have been paid in full, and the Operator shall not elect to purchase the Complex pursuant to the PILOT and Option Agreement, the Operator shall have the right to terminate this Agreement unilaterally as follows:

(i) at any time, with or without cause, upon delivering to the Owner written notice of its intention to terminate this Agreement at least 90 days in advance of the date on which the Operator desires to terminate this Agreement; and

(ii) upon the occurrence of a default by the Owner that remains uncured by the Owner to the reasonable satisfaction of the Operator for a period of thirty (30) days following delivery of written notice of such default from the Operator to the Owner.

19. Events of Default and Remedies.

(a) The following constitute “Events of Default” by the Operator under this Agreement:

(1) only for so long as any Bonds remain Outstanding or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, the failure by the Operator to remit Facility Revenues to the Trustee as provided in Section 4 of this Agreement;

(2) the failure by the Operator to maintain any insurance required to be maintained by the Operator under this Agreement;

(3) the failure by the Operator to observe and perform any other covenant, condition or agreement contained herein or in any other document or agreement executed in connection herewith on its part to be observed or performed for a period of forty-five (45) days after written notice is given to the Operator specifying such failure and requesting that it be remedied; provided, however, that, if the failure stated in such notice cannot be corrected within such forty-five (45) day period, Owner will not reasonably withhold its consent to an extension of such time if corrective action is instituted by the Operator within the applicable period and diligently pursued until the default is corrected;

(4) the Operator shall be or become insolvent, or admit in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Operator shall apply for or consent to the appointment of any receiver, trustee or similar officer for it, or for all or any substantial part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Operator; or

the Operator shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Operator which is not dismissed or secured by the Operator within sixty (60) days after the filing thereof against the Operator;

(5) Owner shall determine that any material representation or warranty made by the Operator or in any other document executed in connection herewith was untrue in any material respect when made;

(6) the occurrence of a default under the ICE Contract, which is not cured by the Operator to the satisfaction of ICE within the time-frames provided in the ICE Contract;

(7) only for so long as any Bonds remain Outstanding or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, the occurrence of any default by the Operator under any of its loan agreements, lines of credit or other credit facilities or reimbursement agreements relating thereto; or

(8) the occurrence of a default under any Agency Contract, which is not cured by the Operator within the time-frames provided in such Agency Contract.

(b) Whenever any Event of Default on the part of the Operator shall have occurred and be continuing, Owner, without any further demand or notice, shall have the right (to be exercised only with the prior written consent of the Bond Insurer and which shall be exercised at the written direction of the Bond Insurer), subject to the limitations on the Owner’s remedies set forth in Section 19(c) below, to take any one or any combination of the following remedial steps and such other steps which are accorded to the Owner by applicable law:

(1) terminate this Agreement and provide for a successor operator acceptable to the Bond Insurer and ICE to assume responsibility for the operation and management of the Complex;

(2) take possession of the Complex, without any court order or other process of law and without liability for entering the premises, and lease, sublease or make other disposition of the Complex for use over a term in a commercially reasonable manner, all for the account of the Owner;

(3) subject to the limitations imposed by Section 19(c) of this Agreement, proceed by appropriate court action to enforce specific performance by the Operator of the applicable covenants of this Agreement or to recover for the breach thereof, including the payment of all amounts due from the Operator; and/or

(4) subject to the limitations imposed by Section 19(c) of this Agreement, take whatever action at law or in equity may appear necessary or desirable to enforce its rights hereunder and with respect to the Complex.

No remedy herein conferred upon or reserved to the Owner is intended to be exclusive and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Owner to exercise any remedy reserved to it in this Section, it shall not be necessary to give any notice other than such notice as may be required by this Section. All remedies herein conferred upon or reserved to the Owner shall survive the termination of this Agreement.

(c) The Owner acknowledges that, other than the Corporation’s Unassigned Rights, all of the Owner’s rights and interests in, under and pursuant to this Agreement will be assigned to the Trustee pursuant to the Indenture. Without in any way limiting the rights of the Trustee, as assignee of the Owner or otherwise, or of the Bond Insurer, the Owner acknowledges that, subsequent to such assignment, the Owner shall no right to exercise remedies under this Article 19, which remedies may be exercised by the Trustee pursuant to the Indenture, subject to the rights of the Bond Insurer hereunder and under the Indenture; provided, that the foregoing limitation shall not be construed to limit the rights of the Owner to enforce the Operator’s indemnity obligations hereunder. In no event shall the the rights and remedies of the Owner, the Trustee or the Bond Insurer hereunder or under the Indenture be construed as creating any liability whatsoever on the part of the Operator to pay or become liable for, whether directly or indirectly, as part of the Owner’s damage calculations or otherwise, any of the principal or interest obligations on the Bonds, any Reimbursement Obligations or any other debt service requirements under the Indenture; provided that this Section 19(c) shall not in any way limit any express obligations of the Operator hereunder or under any other documents, including any Corporation Documents to which Operator is a party.

(d) If an Event of Default occurs hereunder, the Bond Insurer, the Owner and/or the Trustee at the direction of the Bond Insurer may communicate with the ICE and its representatives regarding the Event of Default, Operator, the operation of the Complex or any other matter and may negotiate with the ICE regarding the Complex, the ICE Contract and the use and operation of the Complex; and none of those actions or any related actions or communications shall be deemed to constitute interference, intentional or otherwise, by Owner, the Bond Insurer or the Trustee with the ICE Contract or Operator’s relationship with the ICE or be deemed to be disclosure of any information which arguably may be considered confidential. However, neither the Trustee, the Bond Insurer nor the Owner shall be under any obligation to take any of the foregoing actions.

(e) The Trustee, the Bond Insurer and the Owner and their respective agents and representatives may from time to time enter the Complex to inspect and to assure that Operator is complying with its obligation under this Agreement. If Operator fails to satisfy any of its obligations hereunder, then, regardless of whether an Event of Default has occurred or has been declared, Owner or the Trustee may cure the failure; and Operator, on demand, shall reimburse Owner or the Trustee for any cost and expense incurred by Owner or the Trustee in curing the failure.

20. Bankruptcy of the Operator.

If the Operator shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction; or if any such proceeding shall be instituted (by petition, application or otherwise) against the Operator, which is not dismissed or secured by the Operator within sixty (60) days after the filing thereof against the Operator, to the extent permitted by applicable bankruptcy law, Owner may, with the prior written consent of the Bond Insurer, and, at the direction of the Bond Insurer shall, terminate and cancel this Agreement, and shall undertake its best efforts in good faith to find a substitute operator acceptable to ICE and the Bond Insurer, and agrees to allow the assignment by Operator of this Agreement to such substitute operator or to enter into a substantially similar agreement with such substitute Operator for the continued operation and utilization of the Complex in compliance with the terms of the ICE Contract, if assumed by such substitute Operator, or any similar agreement with ICE for the provision of services to ICE similar to those to be provided under the ICE Contract.

21. Effect of Termination.

Upon termination of this Agreement for any reason other than the exercise by the Operator of its option to purchase the Complex, the Operator shall reasonably cooperate with the Owner and the Bond Insurer, and, if applicable, with ICE, in transferring custody of detainees housed in the Complex and the records of the Complex to another party selected for the operation, management and supervision of the Complex, but shall be under no further obligation to begin, continue or complete any undertakings or activities contemplated by this Agreement, subject, however, to the responsibility of Operator to provide continuous services under the ICE Contract. The termination of this Agreement shall in no way affect or impair any right which has accrued to either party hereto prior to the date when such termination shall become effective. In order to facilitate an orderly transition, the parties agree that in the event of any such termination, the parties shall reasonably cooperate with each other to develop a mutually agreeable transition plan to assure minimal disruption in the Complex and to cooperate in preparing for and addressing any termination proceedings.

In addition, upon the termination of this Agreement other than upon the exercise by the Operator of its option to purchase the Complex, the Operator agrees that the Owner (or any substitute operator engaged by the Owner to operate and manage the Complex) may take control and ownership of all the property, materials, supplies and records within the Complex, and may, in its discretion, employ or contract for personal services with any or all agents or employees of the Operator at the Complex.

22. Termination or Expiration of the ICE Contract.

(a) In the event that (i) ICE elects to terminate the ICE Contract or the ICE Contract expires by its terms and is not renewed by ICE and (ii) ICE notifies the Owner or the Operator that it does not desire to continue to utilize the Complex, the Owner and Operator shall use their best efforts to market the use of the Complex to other federal, state or local agencies and bodies in order to maximize the revenues derived therefrom; provided however, that the foregoing obligation shall not be interpreted to prohibit or limit the Operator’s right in accordance with Section 18 to terminate this Agreement in such an event.

(b) In the event that (i) ICE elects to terminate the ICE Contract or the ICE Contract expires by its terms and is not renewed by ICE and (ii) ICE desires to continue to utilize the Complex, but to replace the Operator as the operator of the Complex, then, with the consent of the Bond Insurer, the Owner shall have the right to terminate this Agreement upon notice to the Operator and at the written direction of the Bond Insurer shall exercise the right to terminate this Agreement, and will undertake its best efforts in good faith to find a substitute operator for the Complex acceptable to ICE and the Bond Insurer, and agrees to allow the assignment of this Agreement to such substitute operator or to enter into a substantially similar agreement with such substitute operator for the continued operation and utilization of the Complex in compliance with the ICE Contract, if assumed by or novated with such substitute operator, or any similar agreement for the provision of services for ICE at the Complex.

(c) In the event the ICE Contract is the subject of a termination for convenience, in whole or in part, during such time as any of the Bonds remain Outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, the Operator agrees to seek as part of any claim resulting from a termination for convenience an amount equal to all debt service on the Bonds and, to the extent received from ICE, to remit such amounts to the Trustee for application in accordance with the terms of the Indenture.

23. Renewal or Replacement of the ICE Contract.

In the event the ICE Contract is renewed or replaced, the Operator hereby agrees to execute an assignment of claims in favor of the Trustee and take all necessary actions to effectively continue the assignment and pledge of all Facility Revenues to the Trustee in the manner contemplated by this Agreement and the Indenture.

24. Damage, Destruction or Loss of Property; Obligation to Rebuild; Use of Insurance Proceeds and Condemnation Awards.

(a) If, prior to full payment of all Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) or if any Reimbursement Obligations remain unpaid, the site of the Complex as described in the Deed of Trust (the “Project Site”) or the Complex or any other property located thereon (the “Property”), or any part or component of the Property, shall be damaged or destroyed, by whatever cause, or shall be taken by any public authority or entity in the exercise of or acquired under the threat of the exercise of its power of eminent domain, the Owner and the Operator will cause the insurance proceeds or condemnation award or payment in lieu of condemnation to be deposited in a separate account in the Project Fund in accordance with Sections 5.04 and 5.05 of the Indenture, and apply or cause to be applied any insurance proceeds or condemnation awards resulting from claims for such losses or takings as provided in this Section.

(b) If, prior to full payment of all Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture), the Property, or any part or component of the Property shall be damaged or destroyed, and such damage or destruction will not cause a material disruption to or suspension of services at the Complex, the Operator shall submit requisitions to the Trustee in accorind with the Indenture and, with the proceeds of any insurance award available therefor, or with funds made available under the Major Maintenance Reserve Fund, or with its own funds, proceed promptly to repair, rebuild, restore or replace the property damaged or destroyed.

(c) If, prior to full payment of all Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) or if any Reimbursement Obligations remain unpaid, the Property, or any part or component of the Property having a value of $100,000 or more shall be damaged or destroyed, or if such damage or destruction is reasonably likely to cause a material disruption to or suspension of services at the Complex, the Operator shall promptly give, or cause to be given, written notice thereof to the Owner, the Bond Insurer and the Trustee, and if, after consultation between the Operator and the Bond Insurer, it shall be determined that the damage or destruction to the Property the Operator shall demonstrate to the reasonable satisfaction of the Bond Insurer that (a) ICE (1) desires to and will continue to utilize the Complex following the repair and restoration of the Complex, notwithstanding any material disruption in services or suspension of services at the Complex, and (2) will not exercise any right to terminate or cancel the ICE Contract on account thereof, and (b) the repair and restoration will be completed within the period of time during which “delayed opening/business interruption” coverage will be provided under the insurance policy maintained by the Operator under Section 13(b) above, the Operator shall have the right, but not the obligation, to direct that the proceeds of any insurance award available therefor be applied to repair, rebuild, restore or replace the property damaged or destroyed, and shall submit requisitions to the Trustee in accordance with the Indenture and, with such proceeds and/or with funds made available under the Major Maintenance Reserve Fund, proceed promptly to repair, rebuild, restore or replace the property damaged or destroyed;

(d) If the Operator elects not to repair, rebuild, restore or replace the property damaged or destroyed as provided in the foregoing subparagraph 24(c) or otherwise does not use the insurance proceeds to repair, rebuild, restore or replace the property damaged or destroyed, the Operator shall, with the consent of the Bond Insurer, exercise its rights under Section 3.03(b) of the Indenture; whereupon, upon redemption of the Bonds in whole pursuant to Section 3.03(b) of the Indenture and the payment in full of all Reimbursement Obligations (if any), this Agreement shall terminate and become null and void and of no further force or effect.

(e) If, prior to full payment of all Bonds (or provision for payment thereof having been made in accordance with the provisions of the Indenture) or if any Reimbursement Obligations remain unpaid, any part or component of the Property shall be taken by any public authority or entity in the exercise of or acquired under the threat of the exercise of its power of eminent domain, the Operator shall promptly give, or cause to be given, written notice thereof to the Owner, the Bond Insurer and the Trustee, and if the Operator shall have determined in the exercise of its professional judgment in consultation with the Bond Insurer that the Complex remains suitable for continued operation for its intended purposes, the Owner and the Operator shall apply the proceeds of any award made to the Operator or the Owner on account of such taking to repairs, replacements or improvements to the Complex necessitated by such taking, and, if such award is insufficient to complete such repairs, replacements or improvements, the

Operator shall have the right to requisition from the Major Maintenance Reserve Fund such amount as may be necessary to complete the same. If any part or component of the Property shall be taken by any public authority or entity in the exercise of or acquired under the threat of the exercise of its power of eminent domain, and the Operator shall have determined in the exercise of its professional judgment (in consultation with the Bond Insurer if any Bonds remain Outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement) that the Complex does not remain suitable for continued operation for its intended purposes, the Operator shall promptly give, or cause to be given, written notice thereof to the Owner, the Bond Insurer and the Trustee, and (a) if any Bonds remain Outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture or the Insurance Agreement, the Owner and the Operator shall remit to the Trustee for application in accordance with the Deed of Trust and the Indenture the proceeds of any award made to the Operator on account of such taking and the Operator shall exercise its rights under Section 3.03(b) of the Indenture, in which event; and (b) if no Bonds remain Outstanding under the Indenture and all Reimbursement Obligations under the Indenture and the Insurance Agreement have been satisfied in full, the Owner and the Operator shall each be entitled to apply for and retain, subject to, with respect to the Owner, its obligations under the Subordinated Note, any and all awards to which they may be entitled on account of such taking.

25. Binding Effect and Third Party Rights.

Except as provided in this Section, the rights created by this Agreement shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors, heirs and assigns of the respective parties hereto. ICE, the Bond Insurer and the Trustee are hereby specifically named as third party beneficiaries to this Agreement. The parties hereto expressly acknowledge that ICE shall maintain a high level of control over the operations and management of the Complex. To that end, (i) to the extent of any conflict between the terms of this Agreement and the terms of the ICE Contract, the terms of the ICE Contract will prevail; and (ii) subject to the terms of this Agreement, the Owner may not terminate or replace the Operator without the prior written consent of ICE and the Bond Insurer. The provisions of this Agreement are otherwise for the sole benefit of the parties hereto and shall not be construed as conferring any rights to any other person other than ICE and the Trustee as specified herein.

26. Maturity or Defeasance of the Bonds. If payment of all principal, interest and premium, if any, on the Bonds is made in accordance with the terms of the Indenture and all Reimbursement Obligations are paid in full such that the liens, estates and security interests granted pursuant to the Indenture shall cease as provided in the Indenture, or if the Bonds shall otherwise be defeased in full prior to their stated maturity in accordance with and subject to the terms of the Indenture and all Reimbursement Obligations have been paid in full, and the Operator shall not elect to purchase the Complex pursuant to the PILOT and Option Agreement, then this Agreement shall remain in full force and effect between the Owner and the Operator for the remaining term hereof, provided that (a) all of the references herein to the Trustee and the Bond Insurer, and all rights provided to the Trustee and/or the Bond Insurer herein shall become null and void; (b) the parties shall establish an “Insurance and Property Tax Fund” and a “Major Maintenance Reserve Fund” hereunder substantially similar to those established under the Indenture, with respect to which the Operator shall have substantially similar rights and obligations, (c) the balances then existing in the “Insurance and Property Tax Fund” and “Major

Maintenance Reserve Fund” established under the Indenture shall be transferred as provided in the Indenture to the “Insurance and Property Tax Fund” and “Major Maintenance Reserve Fund” established hereunder, and (d) the parties shall take such actions as necessary to amend the terms of this Agreement in order to provide for (i) a primary rental payment to be made by the Operator to the Owner for the Operator’s continued use of the Complex in a monthly amount equal to the amount due and payable each month by the Owner to the Operator pursuant to the Subordinated Notes (the “Primary Rent”) and a supplemental rental of not less than $0.50 per detainee per day, (ii) the rights and obligations of the Owner and Operator in the event of a taking by condemnation or eminent domain of, or damage to or destruction of, the Complex, and (iii) such other customary and reasonable matters.

27. Amendments.

This Agreement may be amended only by a written instrument executed on behalf of both Operator and the Owner; provided that, so long as any of the Bonds shall remain outstanding or any Reimbursement Obligations remain unpaid, the prior written consent of the Bond Insurer shall be required for any amendment to this Agreement. For so long as any of the Bonds remain outstanding, a copy of any amendment shall be provided to the Trustee.

28. Force Majeure.

Notwithstanding any other provision of this Agreement, neither party hereto shall be liable, during the period of delay or inability to perform, for any delay in performance or inability to perform due to acts of God or the public enemy, war, riot, embargo, fire, explosion, sabotage, flood, accident; or without limiting the foregoing any circumstances of like or different character beyond its reasonable control; or labor trouble from whatever cause arising (other than the duty to pay Use Fees, utilities, taxes, insurance premiums and other costs and expenses associated with the Complex).

29. Relationship of the Parties.

The relationship of Operator and the Owner hereunder shall be solely that of independent contractors and nothing herein shall be construed to create or imply any relationship of employment, agency or partnership or any relationship other than that of independent contractors and landlord and tenant. Operator and the Owner acknowledge and agree that each of them is engaged in a separate and independent business and neither shall state, represent or imply any control over the business of the other.

30. Governing Law and Interpretation.

This Agreement shall be governed by and construed in accordance with the internal laws of State of Texas without giving effect to the principles of conflict of laws. If for any reason any of the terms hereof shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the terms hereof shall not be affected and the invalid or unenforceable terms shall be deemed modified to the minimum extent necessary to make those terms consistent with applicable law, and, in their modified form, those terms shall then be enforceable and enforced. The recitals to this Agreement are to be considered a substantive part of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument. With respect to each and every term and provision in this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties hereto desire or are required to interpret or construe any such term or provision, no consideration shall be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

31. Entire Agreement.

This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

32. Owner Approvals.

For purposes of any approvals required to be given by Owner, approval may be given from time to time by such person or persons as may be designated in a written instrument signed and dated by the Board of Directors of Owner and delivered to Operator. Each such designation shall remain in effect until it is expressly revoked in a written instrument signed and dated by the Board of Directors of Owner and delivered to Operator. Operator shall be entitled to rely on any such designation that Operator believes in good faith to meet the requirements of this Agreement. The person authorized to provide approvals on behalf of the Owner as of the date of this Agreement and until such time of change is Jesus Salinas.

33. Notices.

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if: (i) delivered by hand, (ii) sent by overnight courier service, or (iii) sent by certified or registered mail, postage prepaid, return receipt requested, to the party to whom such notice is intended to be given at the addresses set forth herein. Any notice delivered in the manner provided above will be deemed given at the time of receipt. Until changed by notice in the manner provided above, the addresses of the parties are as follows:

To the Owner:	Southwest Texas Detention Complex Local Development Corporation
500 East San Antonio
Pearsall, Texas 78061
Attention: President

To the Operator:	Correctional Services Corporation
Suite 1000
1819 Main Street
Sarasota, FL 34236
Attention: President
Telephone: (941) 953-9199
Facsimile: (941) 953-9198

To the Insurer:	MBIA Insurance Corporation
113 King Street
Armonk, New York 10504
Attention: Insured Portfolio Management—Global Public Finance
Telephone: (914) 765-3600

34. Assignments.

Except as provided below and the assignment to the Trustee as contemplated in the Indenture and in the Assignment of Claims referenced herein, Operator shall not assign, subcontract or sublicense any of its rights or obligations hereunder without the prior written consent of the Bond Insurer; provided, however, that Operator may, without the consent of the Owner or the Bond Insurer, subcontract for the performance of (but not responsibility for) any duties and obligations of Operator hereunder in a manner consistent with the ICE Contract as provided above.

35. Waivers.

No waiver of any provision of this Agreement shall be deemed to constitute a waiver of any other provision. No such waiver shall be binding unless it is in writing and no waiver will be held to continue unless otherwise expressly stated by the party waiving the provision. Waiver of a breach shall not constitute a waiver of any subsequent breach of that term or of any other term or provision.

36. Survival.

The provisions contained in paragraphs 11 (Intellectual Property), 12 (Assumption of Liability and Indemnification), 21 (Effect of Termination), and 38 (Waiver of Jury Trial) shall survive the termination of this Agreement and remain in full force and effect.

37. Further Assurances.

In order to more fully assure each party of the benefit of contracting hereunder, each party agrees to deliver to the other party such confirmations of fact, records, certificates, instruments of assignment and other documents and things as may be reasonably requested by the other party to carry out the purposes of this Agreement.

38. Waiver of Jury Trial.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE OPERATOR AND THE OWNER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE RELATED DOCUMENTS AND INSTRUMENTS AND THE ACTIONS OR INACTIONS OF THE OWNER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

39. Indenture Controlling. For so long as any Bonds remain Outstanding under the Indenture or any Reimbursement Obligations remain unpaid under the Indenture and the Insurance Agreement, all payments to the Operator hereunder from any Fund or Account established in the Indenture shall be subject to the terms and conditions of the Indenture, and, in the event of any conflict between this Agreement and the Indenture, the Indenture shall control

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date and year first above written.

Operator:

CORRECTIONAL SERVICES CORPORATION

By:
Name:
Title:

Owner:
SOUTH TEXAS DETENTION COMPLEX LOCAL DEVELOPMENT CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO THE OPERATING AGREEMENT]

Approval of the Frio County Sheriff

The undersigned, being the duly elected and acting Sheriff of Frio County, Texas, does hereby approve the foregoing Operating Agreement between South Texas Detention Complex Local Government Corporation and Correctional Services Corporation as required by Section 351.101 of the Texas Local Government Code, and does hereby acknowledge the rights and responsibilities of the Sheriff of Frio County, Texas with respect to the monitoring of the Complex as provided in Section 9 of the foregoing Operating Agreement

Name:
Sheriff of Frio County, Texas